Exhibit 5(a)


                                               May 31, 2002



Board of Directors
Conseco, Inc.
11825 N. Pennsylvania Street
Carmel, Indiana 46032


Re:      Conseco, Inc.
         Registration Statement on Form S-8

Gentlemen and Madam:

     I am Executive Vice President, General Counsel and Secretary for Conseco, Inc., an Indiana corporation (the "Company"), and in such capacity, I exercise general supervision over the Company's legal affairs. I and lawyers over whom I exercise general supervision ("we") have acted as counsel to the Company in connection with the Registration Statement on Form S-8 concerning shares of common stock, no par value, of the Company ("Common Stock") issued in connection with the Employment Agreement by and between Gary C. Wendt and the Company, dated as of June 28, 2000 (the "Agreement"). In connection with our representation, we have examined the corporate records of the Company, including its Amended and Restated Articles of Incorporation, its Amended and Restated By-Laws and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion. Based upon the foregoing, I am of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

     2. The Agreement and the shares of Common Stock issued under the Agreement have been duly authorized by all requisite corporate action.

     3. With respect to the restricted shares of Common Stock issued under the Agreement, such shares have been validly issued and are fully paid and non-assessable.

     4. With respect to the authorized but unissued shares of Common Stock to be issued under the Agreement pursuant to non-qualified options, such shares, when issued in accordance with the terms and provisions for their issuance, will be validly issued, fully paid and non-assessable.

     I consent to the filing of this opinion as an exhibit to the registration statement referred to above and to all references to me in such registration statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                                                Very truly yours,

                                                /s/  David K. Herzog
                                                -----------------------
                                                David K. Herzog
                                                Executive Vice President,
                                                  General Counsel and Secretary